Exhibit 3.106

CERTIFICATE OF FORMATION

OF

DCT SUMMIT RIDGE GA LLC

1.	The name of the limited liability company (the “LLC”) is: DCT Summit Ridge GA LLC

2.	The address of the registered office of the LLC in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle. The name of the registered agent of the LLC at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of the LLC this 2nd day of June, 2006.

/s/ Michael J. Perlowski
Michael J. Perlowski
Authorized Person